EXHIBIT 99.1

PRESS RELEASE

Notice of Annual General Meeting of the Shareholders of Deep Well

July 14, 2015– 08:00 ET

EDMONTON, ALBERTA - (Marketwired) the Board of Directors of Deep Well Oil & Gas, Inc. ("Deep Well" or "Company") (OTCQB Marketplace: DWOG) is pleased to announce that the Company’s Annual General Meeting of its Shareholders (the “Annual Meeting”) will be held in Edmonton, Alberta on Tuesday the 29th of September, 2015, at 14:00 MT, in the Leduc Room of The Westin Hotel, located at 10135 - 100 Street, Edmonton, Alberta, Canada, T5J 0N7. This information will be disclosed in the Company’s Proxy Statement. A notice of internet availability of our proxy materials will be sent to all its shareholders on or before August 13, 2015. The record date for shareholders entitled to vote at the Annual Meeting has been set at the close of business on August 7, 2015.

Deep Well and its Canadian subsidiaries, Northern Alberta Oil Ltd. and Deep Well Oil & Gas (Alberta) Ltd., have a 90 per cent working interest in 51 contiguous square miles of oil sands leases, an 100 per cent working interest in 5 contiguous square miles of oil sands leases and a 25 per cent working interest in 12 contiguous square miles in the Sawn Lake heavy oil area in North Central Alberta. The leases cover 17,408 gross hectares (43,015 gross acres).

Deep Well Oil & Gas, Inc. is fully committed to best practices in Environmental Stewardship to assure sustainable development of its in-situ heavy oil holdings. Deep Well is a Nevada corporation based in Edmonton, Canada.

This press release contains forward-looking statements. The words or phrases “might”,” “purported”, “claimed”, "would be," "to be," "will allow," "intends to," "will likely result," " expected," "will continue," "is anticipated," "potential," "recoverable," "estimate," "forecast," "project," “plans,” or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the Corporation's proposed oil and gas related business and described in this press release. The Corporation's business and the realization of the results contemplated by this press release are subject to various risks, which are discussed in the Corporation's filings with the SEC. The Corporation's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Corporation cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward- looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Contact:

Deep Well Oil & Gas, Inc.

1 780 409 8144

info@deepwelloil.com

www.deepwelloil.com